Exhibit 99.1

PSMT México, S. A. de C. V. and Subsidiaries

Consolidated Financial Statements

For the Years Ended December 31, 2005, 2004 (Unaudited) and 2003 (Unaudited),

and Independent Auditors’ Report Dated April 21, 2006 (June 26, 2006 as to Note 15)

Independent Auditors’ Report to the Board of Directors and Stockholders

of PSMT México, S. A. de C. V.

We have audited the accompanying consolidated balance sheet of PSMT México, S. A. de C. V. and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity and changes in financial position for the year then ended, all expressed in thousands of Mexican pesos of purchasing power of December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PSMT México, S. A. de C. V. and subsidiaries as of December 31, 2005, and the results of their operations, changes in their stockholders’ equity and changes in their financial position for the year then ended in conformity with accounting principles generally accepted in Mexico.

Accounting principles generally accepted in Mexico vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net loss for the year ended December 31, 2005, and the determination of consolidated stockholders’ equity at December 31, 2005 to the extent summarized in Note 15.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company suspended its operations on February 28, 2005. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning the future operations of the Company are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Galaz, Yamazaki, Ruiz Urquiza, S. C.

Member of Deloitte Touche Tohmatsu

/s/ Juan Antonio Rodríguez Espínola

C. P. C. Juan Antonio Rodríguez Espínola

Mexico City, Mexico

April 21, 2006

(June 26, 2006 as to Note 15)

PSMT México, S. A. de C. V. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2005 and 2004

(In thousands of Mexican pesos of purchasing power of December 31, 2005)

	2005	2004 (Unaudited)
Assets
Current assets:
Cash	Ps. 4,579	Ps. 37,658
Accounts receivable	33,236	92,495
Due from related parties	958	—
Inventories	—	94,514
Property and equipment—held for sale	79,991	—
Prepaid expenses	—	11,056

Total current assets	118,764	235,723
Property and equipment—net	—	284,295
Recoverable value-added tax	23,869	—
Other assets	374	1,559

Total	Ps.143,007	Ps.521,577

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	Ps. 4,714	Ps.120,162
Due to related parties	144	79,633
Accrued expenses and taxes	161	14,366

Total current liabilities	5,019	214,161
Total liabilities	5,019	214,161

Stockholders’ equity:
Common stock	375,903	445,767
Accumulated losses	(237,915)	(138,351)

Total stockholders’ equity	137,988	307,416

Total	Ps.143,007	Ps.521,577

See accompanying notes to consolidated financial statements.

PSMT México, S. A. de C. V. and Subsidiaries

Consolidated Statements of Operations

For the years ended December 31, 2005, 2004 and 2003

(In thousands of Mexican pesos of purchasing power of December 31, 2005)

	2005	2004 (Unaudited)	2003 (Unaudited)
Revenues:
Net sales	Ps.109,154	Ps.566,260	Ps.577,159
Other	3,647	18,847	5,046

Total revenues	112,801	585,107	582,205

Costs and expenses:
Cost of sales	122,060	525,266	525,197
Operating expenses	57,122	98,100	108,818

Total costs and expenses	179,182	623,366	634,015

Loss from operations	(66,381)	(38,259)	(51,810)
Comprehensive financing income (cost)	4,824	(7,858)	(10,923)
Other (expenses) income—net	(41,807)	560	(92)

Loss before income taxes	(103,364)	(45,557)	(62,825)
Income tax (benefit) expense	(3,800)	1,487	3,112

Consolidated net loss	Ps. (99,564)	Ps. (47,044)	Ps. (65,937)

See accompanying notes to consolidated financial statements.

PSMT México, S. A. de C. V. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2005, 2004 and 2003

(In thousands of Mexican pesos of purchasing power of December 31, 2005)

	Common stock	Accumulated losses	Total stockholders’ equity
Balances as of January 1, 2003 (unaudited)	Ps.323,461	Ps. (25,370)	Ps.298,091
Issuance of common stock (unaudited)	122,306	—	122,306
Comprehensive loss (unaudited)	—	(65,937)	(65,937)

Balances as of December 31, 2003 (unaudited)	445,767	(91,307)	354,460
Comprehensive loss (unaudited)	—	(47,044)	(47,044)

Balances as of December 31, 2004 (unaudited)	445,767	(138,351)	307,416
Decrease in common stock	(69,864)	—	(69,864)
Comprehensive loss	—	(99,564)	(99,564)

Balances as of December 31, 2005	Ps.375,903	Ps.(237,915)	Ps.137,988

See accompanying notes to consolidated financial statements.

PSMT México, S. A. de C. V. and Subsidiaries

Consolidated Statements of Changes in Financial Position

For the years ended December 31, 2005, 2004 and 2003

(In thousands of Mexican pesos of purchasing power of December 31, 2005)

	2005	2004 (Unaudited)	2003 (Unaudited)
Operating activities:
Consolidated net loss	Ps. (99,564)	Ps. (47,044)	Ps. (65,937)
Add (deduct) items that did not require (generate) resources:
Impairment of long-lived assets	44,021	—	—
Gain on sale of property and equipment	(13,167)	—	—
Depreciation and amortization	16,274	22,817	20,028

	(52,436)	(24,227)	(45,909)
Changes in operating assets and liabilities:
Accounts receivable	59,259	21,557	(60,469)
Inventories—net	94,514	18,224	(26,088)
Prepaid expenses	11,056	(11,056)	—
Recoverable value-added tax	(23,869)	—	—
Trade accounts payable	(115,448)	(15,257)	25,228
Due to related parties	(80,447)	2,539	10,118
Accrued expenses and taxes	(14,205)	(2,648)	32,431

Net resources used in operating activities	(121,576)	(10,868)	(64,689)

Financing activities—Issuance of (decrease in) common stock	(69,864)	—	122,306

Investing activities:
Acquisition of property and equipment	—	—	(39,539)
Proceeds from sale of property and equipment	157,176	3,329
Other assets	1,185	298	(630)

Net resources generated by (used in) investing activities	158,361	3,627	(40,169)

Cash:
Net (decrease) increase	(33,079)	(7,241)	17,448
Balance at beginning of year	37,658	44,899	27,451

Balance at end of year	Ps. 4,579	Ps. 37,658	Ps. 44,899

See accompanying notes to consolidated financial statements.

PSMT México, S. A. de C. V. and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2005, 2004 and 2003

(In thousands of Mexican pesos of purchasing power of December 31, 2005)

1. Activities and significant event

PSMT México, S. A. de C. V. (the “Company”) was engaged in the operation of membership club stores that sell groceries, perishables, clothing, general merchandise, office supplies and electronic goods.

On February 11, 2005, the Company announced the suspension of its operations, which were formally suspended on February 28, 2005. As of December 31, 2005 the Company terminated almost all of its employees. The Company has not adopted a formal plan of liquidation. In the event of the adoption of a formal plan of liquidation, stockholder approval would be required. The Company will continue in existence until the recoverable value-added tax is recovered, which management believes will not be less than one year. Management has not ruled out the possibility of re-starting operations in order to recover tax losses. The affiliated Companies in Mexico have expressed their consent to continue supporting the Company, rendering the services and support necessary for its current activities.

The accompanying consolidated financial statements do not include any adjustments related to the valuation and presentation of assets, except for the impairment adjustment described in Note 5, or the presentation and amount of liabilities that might be needed to present them under the liquidation basis of accounting.

2. Basis of presentation

a.	Explanation for translation into English—The accompanying consolidated financial statements have been translated from Spanish into English for use outside of Mexico. These consolidated financial statements are presented on the basis of accounting principles generally accepted in Mexico (“Mexican GAAP”). Certain accounting practices applied by the Company vary in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP). See Note 15 for a discussion of such differences and a reconciliation of the Company’s financial statements between Mexican GAAP and U.S. GAAP.

b.	Consolidation of financial statements—The consolidated financial statements include those of PSMT México, S. A. de C. V. and its subsidiaries, whose shareholding percentage in their capital stock is shown below:

Company	Ownership Percentage	Activity
PriceSmart México, S. A. de C. V.	99.99%	Two club price stores in Guanajuato, Mexico and 1 in Queretaro, Mexico.
Inmobiliaria PriceSmart México, S. A. de C. V.	99.99%	A real estate company that owns the land and property where the Company’s stores were located.
Importadora y Exportadora PriceSmart México, S. A. de C. V.	99.99%	Importing and exporting groceries.
Servicios a PriceSmart México, S. A. de C. V.	99.99%	Provided administrative services to the company.
Servicios Ejecutivos a PriceSmart México, S. A. de C. V.	99.99%	Provided administrative services to the company.

Comprehensive loss—Represents changes in stockholders’ equity during the year, for concepts other than distributions and activity in contributed common stock, and is comprised of the net loss of the year, plus other comprehensive loss (income) items of the same period, which are presented directly in stockholders’ equity without affecting the consolidated statements of operations. In 2005, 2004 and 2003, there were no other comprehensive income or loss items.

3. Summary of significant accounting policies

The accounting policies followed by the Company are in conformity with Mexican GAAP, which require that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Although these estimates are based on management’s best knowledge of current events, actual results may differ. The significant accounting policies of the Company are as follows:

a.	New accounting policies—Effective January 1, 2004, the Company adopted the provisions of Bulletin C-15, “Accounting for Impairment and Disposal of Long-Lived Assets”, which establish, among others, new rules to calculate and recognize impairment losses and their reversal. When there are indicators of impairment of long-lived assets in use, tangible and intangible, including goodwill and such impairment is not temporary, entities must evaluate possible impairment losses.

b.	Recognition of the effects of inflation—The Company restates its consolidated financial statements to Mexican pesos of purchasing power as of December 31, 2005. Accordingly, the consolidated financial statements of prior years, which are presented for comparative purposes, have been restated to Mexican pesos of the same purchasing power and, therefore, differ from those originally reported in the prior year. Recognition of the effects of inflation results mainly in inflationary gains or losses and monetary items that are presented in the financial statements under the following line item:

Monetary position result—Monetary position result, which represents the increase of purchasing power of monetary items caused by inflation, is calculated by applying National Consumer Price Index (NCPI) factors to monthly net monetary position. (Gains) losses result from maintaining a net monetary (liability) asset position.

c.	Inventories and cost of sales—Inventories are valued at the lower of net realizable value or average cost and restated for the effects of inflation using the NCPI. Cost of sales is also restated for the effects of inflation by applying the NCPI.

d.	Property and equipment—Property and equipment are initially recorded at acquisition cost and restated using the NCPI. Depreciation is calculated using the straight-line method, based on the useful lives of the related assets, as follows:

Years
Buildings	25
Leasehold improvements	25
Furniture and equipment	13-10
Vehicles	4

e.	Impairment of long-lived assets in use—The Company reviews the carrying amounts of its long-lived assets in use when an impairment indicator suggests that such amounts might not be recoverable, considering the greater of the present value of future net cash flows or the net sales price upon disposal. Impairment is recorded when the carrying amounts exceed the greater of the amounts mentioned above. The impairment indicators considered for these purposes are, among others, the operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, competition and other legal and economic factors.

f.	Provisions—Provisions are recognized for current obligations that (i) result from a past event, (ii) are probable to result in the use of economic resources, and (iii) can be reasonably estimated.

g.	Income taxes, tax on assets and employee statutory profit sharing—Income taxes (ISR) and employee statutory profit sharing (PTU) are recorded in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred ISR assets are reduced by any benefits about which there is uncertainty as to their realizability. Deferred PTU is derived from temporary differences between the accounting result and income for PTU purposes and is recognized only when it can be reasonably assumed that such difference will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

The tax on assets paid that is expected to be recoverable is recorded as an advance payment of ISR and is presented as a deferred ISR asset.

h.	Foreign currency balances and transactions—Foreign currency transactions are recorded at the applicable exchange rate at the transaction date. Monetary assets and liabilities denominated in foreign currency are translated into Mexican pesos at the applicable exchange rate in effect at the balance sheet date. Exchange fluctuations are recorded as a component of net comprehensive financing cost in the consolidated statements of operations.

i.	Membership revenue recognition—Revenues related to membership fees are recognized in the period in which memberships are sold.

4. Accounts receivable

	2005	2004 (Unaudited)
Other accounts receivable	Ps. 540	Ps. 17,142
Recoverable taxes, mainly value-added tax	32,696	75,353

	Ps. 33,236	Ps. 92,495

5. Property and equipment held for sale

As of December 31, 2005, the Company has a formal plan to sale all of its fixed assets. Accordingly, the Company applied the provisions of Bulletin C-15 adjusting the book value of its fixed assets to the lower of its carrying value or fair value less cost to sell. The amount of the impairment loss was Ps. 44,021 and is presented in other expenses in the accompanying consolidated statement of operations.

2005
Buildings	Ps. 39,287
Office furniture and equipment	3,241
Land	37,463

Ps. 79,991

6. Property and equipment—net

2004 (Unaudited)
Buildings and leasehold improvements	Ps.129,381
Office furniture and equipment	124,206
Vehicles	1,637

255,224
Accumulated depreciation	(46,602)

208,622
Land	75,673

Ps.284,295

7. Stockholders’ equity

a.	Common stock at par value (historical pesos) as of December 31, 2005, 2004 and 2003 is as follows:

	2005 Number of shares	2004 (Unaudited) Number of shares	2003 (Unaudited) Number of shares
Fixed capital—Class I:
Series A	25	25	25
Series B	25	25	Ps. 25
Variable capital—Class II:
Series A	164,021	194,017	194,017
Series B	164,021	194,017	194,017

Total	328,092	388,084	388,084

	Amount	Amount	Amount
Fixed capital—Class I:
Series A	Ps. 25	Ps. 25	Ps. 25
Series B	25	25	25
Variable capital—Class II:
Series A	164,021	194,017	194,017
Series B	164,021	194,017	194,017

Total	Ps.328,092	Ps.388,084	Ps.388,084

Common stock is comprised of common nominative shares. Fixed capital stock may not be retired. Variable capital shares may be freely subscribed. Variable capital may not be greater than ten times fixed capital.

b.	Pursuant to a resolution of the general extraordinary stockholders’ meeting on December 20, 2005, variable common stock was reduced by 59,992 shares for Ps.69,864 (Ps.59,992 historical pesos).

c.	Pursuant to a resolution of the general ordinary stockholders’ meeting held on August 9, 2002, variable common stock was increased on March 1, 2003, by 97,000 shares for Ps.122,306 (Ps.97,000 historical pesos), through cash contributions.

d.	Stockholders’ equity, except restated paid-in capital and tax retained earnings, will be subject to income tax at the rate in effect when the dividend is distributed. In 2005, 2004 and 2003, the ISR rate was 30%, 33% and 34%, respectively. Any tax paid on such distribution, may be credited against the income tax payable of the year in which the tax on the dividend is paid and the two fiscal years following such payment.

e.	The balances of the stockholders’ equity tax accounts as of December 31 are:

	2005	2004 (Unaudited)	2003 (Unaudited)
Contributed capital account	Ps.375,903	Ps.445,767	Ps.445,767
Net reinvested tax income account	1,405	1,405	1,405

Total	Ps.377,308	Ps.447,172	Ps.447,172

8. Foreign currency balances and transactions

a.	At December 31, the monetary position in U.S. dollars is as follows:

	2005	2004 (Unaudited)
Monetary assets	90	324
Monetary liabilities	—	(777)

Net monetary asset (liability) position	90	(453)

Equivalent in Mexican pesos	Ps.958	Ps.(5,051)

Transactions denominated in thousands of U.S. dollars were as follows:

	2005	2004 (Unaudited)	2003 (Unaudited)
Export sales	213	22,987	22,907
Import purchases	349	17,651	6,900
Property and equipment sale	2,163	—	—

b.	The exchange rates in effect at the dates of the consolidated balance sheets and of issuance of the consolidated financial statements were as follows:

	December 31,		April 21, 2006	June 26, 2006
	2005	2004
U.S. dollar	Ps.10.63	Ps.11.15	Ps.11.03	Ps.11.44

9. Balances and transactions with related parties

b.	Transactions with related parties, carried out in the ordinary course of business, were as follows:

	2005	2004 (Unaudited)	2003 (Unaudited)
Fixed asset sales	Ps.26,561	Ps. —	Ps. 3,215
Merchandise sales		4,340	19,043
Inventory purchases	842	4,777	6,674
Services rendered or received	516	46	812
Other income—net	484	—	—
Interest	1,718	12,720	—

c.	Balances receivable and payable with related parties are as follows:

	2005	2004 (Unaudited)
Due from related parties:
PriceSmart, Inc.	Ps.958	Ps. —

Due to related parties:
PriceSmart, Inc.	Ps.—	Ps.13,897
Grupo Gigante, S. A. de C. V.	—	26,003
Gigante, S. A. de C. V.	22	36,344
Servicios Operativos Gigante, S. A. de C. V.	122	—
Servicios Gigante, S. A. de C. V.	—	3,389

	Ps.144	Ps.79,633

10. Comprehensive financing income (cost)

	2005	2004 (Unaudited)	2003 (Unaudited)
Interest expense	Ps.(3,283)	Ps.(8,922)	Ps. (3,800)
Interest income	1,735	785	407
Foreign exchange gain—net	355	261	81
Monetary position gain (loss)	6,205	609	(6,204)
Other financing expenses	(188)	(591)	(1,407)

	Ps. 4,824	Ps.(7,858)	Ps.(10,923)

11. Other (expenses) income—net

	2005	2004 (Unaudited)	2003 (Unaudited)
Impairment loss	Ps.(44,021)	Ps.—	Ps.—
Store closure expenses	(6,154)	—	—
Gain on the sale of fixed assets—net	13,167	—	—
Employee severance costs	(4,799)	—	—
Other expenses	—	560	(92)

	Ps.(41,807)	Ps.560	Ps.(92)

12. Income taxes, tax on assets and employee statutory profit sharing

In accordance with Mexican tax law, the Company is subject to income tax (ISR) and tax on assets (IMPAC). ISR is computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values. Taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component, which is similar to the gain or loss from monetary position. On December 1, 2004 certain amendments to the ISR and IMPAC laws were enacted and were effective in 2005. The most significant amendments were as follows: a) the ISR rate was reduced to 30% in 2005 and will be further reduced to 29% in 2006 and 28% in 2007 and thereafter (the rate in 2004 and 2003 was 33% and 34%, respectively); b) for income tax purposes, cost of sales is deducted instead of inventory purchases and related conversion costs; c) taxpayers had the ability to elect, in 2005, to ratably increase taxable income over a period from 4 to 12 years by the tax basis of inventories as of December 31, 2004 determined in conformity with the respective tax rules; when electing to amortize the tax basis of inventories into taxable income, any remaining tax balance of inventories that had not been deducted and any unamortized tax loss carryforwards were deducted from the tax basis of the December 31, 2004 inventory balance; as a consequence, cost of sales of such inventories were deducted; d) as of 2006, employee statutory profit sharing paid will be fully deductible; and e) bank liabilities and liabilities with foreign entities are included to determine the IMPAC taxable base.

IMPAC is calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds ISR payable for the same period; any required payment of IMPAC is creditable against the excess of ISR over IMPAC of the following ten years.

The Company files ISR and IMPAC tax returns on an individual entity basis and the related tax results are combined in the consolidated financial statements.

a.	ISR consists of the following:

	2005	2004 (Unaudited)	2003 (Unaudited)
ISR:
Deferred	Ps.(42,645)	Ps.(13,504)	Ps.(18,877)
Current	464
Effect of reduction in statutory rate on deferred ISR	—	(1,823)	—
Change in valuation allowance for recoverable tax on assets paid and benefit of tax loss carryforwards	38,381	16,814	21,989

	Ps. (3,800)	Ps. 1,487	Ps. 3,112

To determine deferred ISR at December 31, 2005, the Company applied the different tax rates that will be in effect beginning in 2006 to temporary differences according to their estimated dates of reversal.

The reconciliation of the statutory and effective ISR rates expressed as a percentage of income before ISR is:

	2005	2004 (Unaudited)	2003 (Unaudited)
Statutory rate	(30)%	(33)%	(34)%
Effect of permanent differences, mainly nondeductible expenses	3%	1%	1%
Change in valuation allowance for recoverable tax on assets paid and benefit of tax loss carryforwards	37%	37%	35%
Others	(5)%	—	—
Effects of inflation	(9)%	(6)%	3%
Effect on deferred ISR due to deductible rate	—	4%	—

Effective rate	(4)%	3%	5%

b.	At December 31, 2005 and 2004, the main items comprising deferred ISR are:

	2005	2004 (Unaudited)
Deferred ISR asset (liability):
Property and equipment	Ps.(10,802)	Ps. 3,961
Inventories	—	(28,485)
Other—net	—	(2,868)

Deferred ISR liability	(10,802)	(27,392)
Effect of tax loss carryforwards	81,028	54,714
Recoverable tax on assets paid	—	4,523

Net deferred ISR asset	70,226	31,845
Valuation allowance	(70,226)	(31,845)

Total asset	Ps. —	Ps. —

c.	Due to a deterioration in the circumstances used to assess the recovery of tax on assets paid and recovery of the benefit of tax loss carryforwards, in 2005 and 2004 the valuation allowance for recoverable tax on assets paid and for the recoverable benefit of tax loss carryforwards was increased by Ps.38,381 and Ps.16,814, respectively, and was charged to results of operations of the year ended December 31, 2005 and 2004, respectively.

d.	Tax loss carryforwards paid for which the deferred income tax asset and prepaid income tax, respectively, have not been recognized can be recovered subject to certain conditions. Restated amounts as of December 31, 2005 and expiration dates are as follows:

Year of Expiration	Tax Loss Carryforwards
2012	Ps. 22,695
2013	54,168
2014	28,119
2015	184,404

Ps. 289,386

13. Contingencies

During 2005, the tax authorities, after a review performed of the Company’s application for a value-added tax refund, denied the refund for the amount of Ps.23,869. The Company filed an action for the annulment of such decision. The Company’s management and its tax and legal counsel believe that there are elements to demonstrate to the tax authorities that the Company’s calculations and supporting documentation related to the refund denied are correct and sufficient to refute the position of the tax authorities. This amount has been presented as a long-term receivable.

Except for the matter mentioned above, neither the Company nor its assets are subject to any legal action other than those that arise in the normal course of business.

14. New accounting principles

As of May 31, 2004, the Mexican Institute of Public Accountants (“IMCP”) formally transferred the function of establishing and issuing financial reporting standards to the Mexican Board for Research and Development of Financial Reporting Standards (“CINIF”), consistent with the international trend of requiring this function be performed by an independent entity.

Accordingly, the task of establishing bulletins of Mexican GAAP and circulars previously issued by the IMCP was transferred to CINIF, who subsequently renamed standards of Mexican GAAP as “Normas de Información Financiera” (Financial Reporting Standards, or “NIFs”), and determined that NIFs encompass (i) new bulletins established under the new function; (ii) any interpretations issued thereon; (iii) any Mexican GAAP bulletins that have not been amended, replaced or revoked by the new NIFs; and (iv) International Financial Reporting Standards (“IFRS”) that are supplementary guidance to be used when Mexican GAAP does not provide primary guidance.

One of the main objectives of CINIF is to achieve greater concurrence with IFRS. To this end, it started by reviewing the theoretical concepts contained in Mexican GAAP and establishing a Conceptual Framework (“CF”) to support the development of financial reporting standards and to serve as a reference in resolving issues arising in the accounting practice. The CF is formed by eight financial reporting standards, which comprise the NIF-A series. The NIF-A series, together with NIF B-1, were issued on October 31, 2005. Their provisions are effective for years beginning January 1, 2006, superseding all existing Mexican GAAP series A bulletins.

The new NIFs are as follows:

NIF A-1 Structure of Financial Reporting Standards

NIF A-2 Fundamental Principles

NIF A-3 Users’ Needs and Financial Statement Objectives

NIF A-4 Qualitative Characteristics of Financial Statements

NIF A-5 Basic Elements of Financial Statements

NIF A-6 Recognition and Valuation

NIF A-7 Presentation and Disclosure

NIF A-8 Supplementary Standards to Mexican GAAP

NIF B-1 Accounting Changes

The most significant changes established by these standards are as follows:

•	In addition to the statement of changes in financial position, NIF A-3 includes the statement of cash flows, which should be issued when required by a particular standard.
•	NIF A-5 includes a new classification for revenues and expenses: ordinary and not ordinary. Ordinary revenues and expenses are derived from transactions or events that are within the normal course of business or that are inherent in the entity’s activities, whether frequent or not; revenues and expenses classified as not ordinary refer to unusual transactions and events, whether frequent or not.
•	NIF A-7 requires the presentation of comparative financial statements for at least the preceding period. Through December 31, 2004, the presentation of prior years’ financial statements was optional. The financial statements must disclose the authorized date for their issuance, and the name(s) of the officer(s) or administrative body(ies) authorizing the related issuance.
•	NIF B-1 establishes that changes in particular standards, reclassifications and correction of errors must be recognized retroactively. Consequently, basic financial statements presented on a comparative basis with the current year that might be affected by the change, must be adjusted as of the beginning of the earliest period presented.

At the date of issuance of these financial statements, the Company has not fully assessed the effects of adopting these new standards on its financial information.

15. Reconciliation to U.S. GAAP

The consolidated financial statements of the Company have been prepared in accordance with Mexican GAAP, which differ in certain respects from U.S. GAAP. A reconciliation of the reported net loss and stockholders’ equity to U.S. GAAP is presented below. It should be noted that this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements for the effects of inflation as required by Bulletin B-10, “Recognition of the Effects of Inflation in Financial Information,” of Mexican GAAP. The application of this Bulletin represents a comprehensive measure of the effects of price-level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting in Mexican pesos for purposes of both Mexican and U.S. GAAP.

The differences between Mexican GAAP and U.S. GAAP included in the reconciliation that affect the consolidated financial statements of the Company are described as follows:

a.	Recoverable taxes (VAT)

Under Mexican GAAP the Company has recorded recoverable taxes in the amount of Ps.23,869, for the recovery of value-added taxes paid during 2003. During 2005, the tax authorities denied the recovery of such taxes; however, in the opinion of management and its tax and legal advisors, the future recovery of these amounts are probable, as described in Note 13.

In accordance with U.S. GAAP, the recovery of such taxes is considered a contingent asset due to the prolonged challenge faced by the Company in settling the related tax dispute, and therefore a valuation allowance was recorded by the Company during 2005 for the total amount of the recovery.

b.	Deferred membership revenue

Under Mexican GAAP, the Company recognizes revenue related to the sale of memberships to clients in the period in which the memberships are sold.

In accordance with U.S. GAAP the non-refundable membership fees are recorded as deferred revenue and amortized over the life of the membership, which is one year.

c.	Consolidated statements of cash flows

Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, “Statement of Changes in Financial Position” , which identifies the generation and application of resources by the differences between beginning and ending financial statement balances in constant Mexican pesos. Bulletin B-12 also requires that monetary and foreign exchange gains and losses be treated as cash items for the determination of resources generated by operations.

In accordance with U.S. GAAP, the Company follows the requirements of SFAS No. 95, “Statement of Cash Flows”,

d.	Classification differences

Under Mexican GAAP expenses related to the closure of stores as well as the gain on the sale of fixed assets are recorded as components of other expense (income) in the accompanying consolidated statements of operations and are not included in the determination of loss from operations. Under U.S. GAAP, such items are recorded in operating expenses and are included in the determination of the loss from operations.

In accordance with Mexican GAAP, the impairment loss recorded is presented within other expense (income), under U.S. GAAP such loss is presented in operating expenses as it does not qualify as a disposal of a business component.

Under Mexican GAAP, deferred taxes are classified as non-current; U.S. GAAP requires a current, non-current classification based on the classification of the related asset or liability.

A reconciliation of Mexican GAAP net income and stockholders’ equity to U.S. GAAP net income and stockholders’ equity and the presentation of condensed financial statements in accordance with U.S. GAAP is as follows:

a.	Reconciliation of net loss:

	2005	2004 (Unaudited)	2003 (Unaudited)
Net loss according to Mexican GAAP	Ps. (99,564)	Ps. (47,044)	Ps. (65,937)
U.S. GAAP adjustments:
Valuation allowance for recoverable taxes (VAT) (a)	(23,869)	—	—
Deferred membership revenues (b)	3,537	(253)	(2,730)

Net loss according to U.S. GAAP	Ps. (119,896)	Ps. (47,297)	Ps. (68,667)

b.	Reconciliation of stockholders’ equity:

	2005	2004 (Unaudited)	2003 (Unaudited)
Stockholders’ equity according to Mexican GAAP	Ps. 137,988	Ps. 307,416	Ps. 354,460
US GAAP adjustments:
Valuation allowance for recoverable taxes (VAT) (a)	(23,869)	—	—
Deferred membership revenues (b)	—	(3,537)	(3,284)

Stockholders’ equity according to U.S. GAAP	Ps. 114,119	Ps. 303,879	Ps. 351,176

c.	Condensed balance sheets according to U.S. GAAP:

	2005	2004 (Unaudited)
Assets:
Current assets	Ps. 118,764	Ps. 235,723
Property and equipment—net	—	284,295
Other assets	374	1,559

Total assets	Ps. 119,138	Ps. 521,577

Liabilities and stockholders’ equity:
Current liabilities	Ps. 5,019	Ps. 217,698
Stockholders’ equity	114,119	303,879

Total liabilities and stockholders’ equity	Ps. 119,138	Ps. 521,577

d.	Condensed statements of operations according to U.S. GAAP:

	2005	2004 (Unaudited)	2003 (Unaudited)
Revenues	Ps. 116,338	Ps.584,854	Ps.579,475
Costs and expenses	242,515	623,366	634,015

Loss from operations	126,177	38,512	54,540
Loss before income taxes	123,696	45,810	65,555
Income taxes (benefit) expense	(3,800)	1,487	3,112

Net loss according to U.S. GAAP	Ps. (119,896)	Ps.(47,297)	Ps.(68,667)

e.	Condensed statements of stockholders’ equity according to U.S. GAAP:

	2005	2004 (Unaudited)	2003 (Unaudited)
Stockholders’ equity at beginning of the year	Ps.303,879	Ps.351,176	Ps.279,537
Net loss according to U.S. GAAP	(119,896)	(47,297)	(68,667)
(Decrease in) issuance of common stock	(69,864)	—	122,306

Stockholders’ equity at end of the year	Ps.114,119	Ps.303,879	Ps.351,176

f.	Condensed statements of cash flows according to U.S. GAAP:

	2005	2004 (Unaudited)	2003 (Unaudited)
Operating activities:
Consolidated net loss	Ps. (119,896)	Ps. (47,297)	Ps. (63,207)
Non-cash items:
Depreciation and amortization	16,274	22,817	20,028
Impairment of long-lived assets	44,021	—	—
Gain on sale of property and equipment	(13,167)	—	—
Amortization of deferred membership revenue	(3,537)	253	(2,730)
Recoverable value-added, net	23,869	—	—
Working capital investment	(33,721)	(26,601)	(34,241)
Interest payable	5,626	10,649	3,727

Net cash flows used in operating activities	(80,531)	(40,179)	(76,423)

Investing activities:
Acquisition of property and equipment	—	—	(39,539)
Proceeds from sale of property and equipment	157,176	3,329	—
Other assets	1,185	298	(630)

Net cash flows generated by (used in) investing activities	158,361	3,627	(40,169)

	2005	2004	2003
		(Unaudited)	(Unaudited)
Financing activities:
Loans received from (payments made to) related parties	(41,095)	29,311	11,734
Proceeds from issuance of common stock	(69,864)	—	122,306
Decrease in common stock		—	—

Net cash flows from financing activities	(110,909)	29,311	134,040

Net (decrease) increase in cash	(33,079)	(7,241)	17,448
Cash at the beginning of the year	37,658	44,899	27,451

Cash at the end of the year	Ps. 4,579	Ps. 37,658	Ps. 44,899

Supplemental cash flow information:	—	—	—
Interest paid	12,103	—	—
Income tax and tax on assets paid	466	—	2,136

16. Recently Issued U.S. GAAP Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not anticipate that the adoption of this statement will have a material effect on its financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless impracticable. The statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used and redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. The new standard is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company does not anticipate that the adoption of this standard will have a material effect on its financial position, results of operations or cash flows.

On November 2, 2005, the FASB issued Financial Staff Position (“FSP”) FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which nullifies certain requirements of Emerging Issues Task Force Issue (“EITF”) No. 03-1, The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments” and supersedes EITF Abstracts Topic No. D-44, Recognition of Other-Than-Temporary Impairment Upon the Planned Sale of a Security whose Cost Exceeds Fair Value. The guidance in this FSP shall be applied to reporting periods beginning after December 15, 2005. The Company does not expect the adoption of this guidance will have a material effect on its financial position, results of operations or cash flows.

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